  Bidgive International, Inc.

3538 Caruth Blvd., Suite 200

Dallas, Texas 75225

November 23, 2009

Jennifer Thompson

Accounting Branch Chief

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E. Mail Stop 3561

Washington, D.C. 20549

Re:

Bidgive International, Inc.

Form 10-K for the year ended December 31, 2008

Filed April 16, 2009

Form 10-Q for the quarter ended June 30, 2009

Filed August 19, 2009

File No. 0-49999

Dear Ms. Thompson:

In connection with responding to your comment letter dated November 2, 2009, Bidgive International, Inc., a Delaware Nevada corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Bidgive International, Inc.

/s/ James P. Walker, Jr., Chief Executive Officer